Exhibit 99.1

Mobile Data Corp. Completes Due Diligence of Unique
Social Media Application and Enters Into Asset Purchase Agreement; Initial Product Launch and Release Planned for Facebook®

San Jose, CA – August 09, 2011 – Mobile Data Corp. (“MDC”) announces the completion of due diligence in connection with a recent Letter Agreement entered into with BEET Company Ltd. (“BEET”) to acquire certain assets from BEET for the development of an application for use in various social media initiatives.

MDC has determined that the application under review met the necessary criteria for MDC to become involved in furthering what is essentially the ‘last mile’ development of the software application and introducing it to the social media marketplace. As a result, MDC has entered into a definitive agreement with BEET to acquire the assets and immediately begin the process of completing final development of the application. Given its current stage of development, MDC expects that it will be able to complete the necessary ‘last mile’ programming of the application and beta test it in under 30 days.

Furthermore, MDC is pleased to announce that once the application is completed and tested, it plans to initially launch it and make it available to the members of Facebook®. Facebook® is a natural fit for MDC’s new software application – which has yet to be named - as it is the preeminent social media platform and recently reported it has over 750 million members worldwide. The MDC application for Facebook® is an application that could conceivably be utilized by every member of Facebook® whether they are an individual, corporation, informal group or formal organization.

Mobile is a solutions provider for telecommunications and computer convergence technology. MDC previously developed the “MDCTracker™”, and the “MDC-KidTracker™” child safety application for BlackBerry® Smartphones. MDC is committed to acquiring and developing software applications to provide real solutions that address real issues.  Developing products for use in social media forums is a natural progression of the MDC’s overall business and corporate strategy.

 Please contact us should you have any questions: info@mobiledatacorp.com

Safe Harbor Statement
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Forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used herein, words such as “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on assumptions made by and information available to Mobile Data Corp. Investors are cautioned that such forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, continued acceptance of Mobile’s products, technological changes and the successful development of new products, dependence on third-party networks to provide services, dependence on intellectual property rights, increased levels of competition, possible product defects and product liability, changes in Canadian and foreign laws and regulations, significant fluctuations of quarterly operating results, risks related to international sales and potential foreign currency exchange fluctuations, the initiation or outcome of litigation, acts or potential acts of terrorism, international conflicts, and other risks and factors detailed from time to time in Mobile’s periodic reports filed with the United States Securities and Exchange Commission, and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should any of Mobile’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Mobile’s forward-looking statements. Except as required by law, Mobile disclaims any obligation to update or public announce any revisions to any of the forward-looking statements contained in this press release. This communication to shareholders and the public contains certain forward-looking statements.

SOURCE Mobile Data Corp.